Exhibit to Accompany
Item 77K
Form N-SAR
Provident Trust Strategy Fund

November 29, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Provident Trust Strategy Fund
File No. 811-04722

Commissioners:

We have read the statements made by Provident Trust Strategy Fund (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K for Form N-SAR as part of the Form N-SAR of Provident Trust Strategy Fund dated November 29, 2012. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Milwaukee, WI

Provident Trust Strategy Fund
Change in Independent Registered Public Accounting Firm

On September 4, 2012, the Audit Committee of the Board of Directors of the Provident Trust Strategy Fund (formerly FMI Provident Trust Strategy Fund) (the “Company”) dismissed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

The reports of PricewaterhouseCoopers LLP on the financial statements of the Provident Trust Strategy Fund for the past two fiscal years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years and through September 4, 2012, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their reports on the financial statements for such years.  During the two most recent fiscal years and through September 4 2012, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC.

The Audit Committee engaged Cohen Fund Audit Services, Ltd. as the Company’s new independent registered public accounting firm on September 4, 2012.